Eexhibit 24(a)

                         CONSENT OF INDEPENDENT AUDITORS
                         --------------------------------


To the Board of Directors and Shareholders of Culp, Inc.:

We consent to incorporation by reference in the registration statement numbers 333-27519, 33-13310, 33-37027, 33-80206, and 33-62843 on Form S-8 of Culp, Inc.
of our report dated June 2, 1999, relating to the consolidated balance sheets of Culp, Inc. and subsidiary as of May 2, 1999 and May 3, 1998, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended May 2, 1999, which report is incorporated by reference in the May 2, 1999 annual report on Form 10-K of Culp, Inc.


                                    KPMG LLP

Charlotte, North Carolina
July 28, 1999